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                                                                    EXHIBIT 99.1

                        [CD Warehouse, Inc. Letterhead]


                                August 12, 1998


Dear Shareholder,

     We are pleased with our accomplishments during the second quarter of 1998. During the quarter we completed a private placement offering that netted approximately $15 million in capital for the Company. With the capital infusion we successfully acquired our largest competitor, Disc Go Round, which now makes CD Warehouse, Inc., the largest retail music chain specializing in the sale of pre-owned CD's. Since the acquisition occurred at the end of the quarter, the results of the combined operations will not be reflected until subsequent periods. With working capital in excess of $10 million, the Company is postured to be responsive to our growth needs, possible acquisition opportunities and our proposed entry into Internet marketing."

     In fact, the single most asked question I receive is "What are CD Warehouse's plans concerning its participation on the Internet?" As a result of these repeated inquiries, I wanted to take this opportunity to discuss our Internet strategy with our shareholders.

     Currently less than one-half of one percent of all music sold in the world is sold over the Internet. Worldwide sales exceeded $37 billion in 1997. Some analyst's, however, predict that as much as 25% of worldwide sales will occur over the Internet by 2002. We have determined that CD Warehouse will be prepared to receive its fair share of this Internet sales opportunity.

     The companies that sell CD's on the Internet today are, for the most part, "virtual" companies. They do not have offices, from which salesmen go forth and sell or warehouses where merchandise (CD's) is stored and orders filled when they are received. Instead, these wholly Web Site companies have only an electronic internet interface with their customers. A customer identifies a CD for purchase, the order is place and the sale is acknowledged. After the order has been received and the credit card charge confirmed, the Web Site company's third party vendor, that is a wholesale CD supplier, will ship the order. It is simply a pass through transaction. Used CD's are, for the most part, a very insignificant part of this market. The margins for this type of business are necessarily narrow due to the relatively broad field of competition and the limited value added role of the Web Site company.

     Our Company's strategy will differ substantially. While we will sell new CD's as described above, we intend to concentrate on the offer and sale of used CD's. We are upgrading our proprietary database management system to accommodate two-way communication with our stores. This will give us the capability for stores to talk to stores and for the corporate office to talk to all stores. When this software upgrade is completed and in installed at our various company owned and franchisee stores, we will then have the capability to download the inventory file from every store onto one master
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server. The master file will record the barcode from each piece in the inventory, the quantity and the store location. The database created in this manner will reflect all of the stores' pre-owned inventories. The database will then function as a system-wide order point for Internet sales.

     A potential Internet customer will log on to the CD Warehouse web site and after reviewing the selections, place an order for a particular CD. If the customer prefers a new CD instead of one from our stores' pre-owned inventories, or the desired selection simply does not exist in our pre-owned inventories, as stated above, our system will work in a similar manner to the virtual companies system. The CD will be shipped directly from a new CD wholesaler that our company will contract with. The sale will be processed by our company and the sale credited to the franchisee or company owned store located closest to the point of sale by zip code.

     If a potential Internet customer selects a CD that is in our systems new or pre-owned inventory, the master server will look into the system-wide inventory file and identify the location of the piece of music. The zip code of the customer will be used to decide which store receives the order. Every store in the system that chooses to participate will have the opportunity to make these Internet sales. The closest store to the point of order, that has the desired CD in inventory will receive the sale. Once the store is selected, the transaction will be completed and a transaction file will be mailed to the selling store. The store will take the desired CD from its inventory and mails it per the customer's instructions.

     Our massive system-wide inventory of pre-owned CD's provides us the same strategic advantage over our Internet competitors that we have over our retail competitors. As I indicated above, if a customer should ask for a piece of music that can not be found in our system's pre-owned or new inventory we will rely on our wholesaler supplier to fill the order. We will not enjoy the price advantage that we have with pre-owned CD's, when we sell new CD's but we will take care of our customers' needs.

     Our objective is for the CD Warehouse Internet site to be known as "The Site" for the music industry. We intend to have links to many other music related sites. You will be able to obtain concert information, ticket information, sound clips of songs, profiles of artists, information about local artists and concerts. Additionally, we will link to music related items such as headphones, posters and CD carrying cases.

     In order to accomplish the foregoing, we have hired James Lee, as the Vice President of Internet Marketing. Mr. Lee is currently completing the requirements for his Ph.D. in marketing at Oklahoma State University. Mr. Lee is currently negotiating with several of the country's leading service providers of e-commerce (internet commerce) software/hardware development, to assist him in his efforts. Mr. Lee's objective is to make our commercial web site a reality in the shortest time period possible. Our first step will be to activate our web site by selling music from our wholesale suppliers catalog as well as all of the related links to other music related web pages. Our second step will be to complete the system wide software upgrade, which will allow the pre-owned product to be marketed over the Internet Our timetable calls for step one to be completed during the fourth fiscal/ calendar quarter 98. The second phase is scheduled
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for completion prior to the end of FY 1999.

     We are extremely excited about the possibilities that exist by establishing our presence on the internet. We are currently a true retailer of music with over 300 stores producing revenue from traditional retail sales. The Internet will be a strategic addition to our primary source of revenue and profits. It is a logical and exciting addition to our concept.


Sincerely,



Jerry W. Grizzle
Chairman and Chief Executive Officer